August 31, 2016

Ralph Scozzafava
5301 Potomac Avenue
Dallas, TX 75205

Dear Ralph:

I am pleased to provide your written offer for the position of Chief Executive Officer (Grade 99) for Dean Foods Company effective January 1, 2017. This position will be based in Dallas, Texas.

Here are the specifics of your new assignment:

Base Salary
You will be paid $41,666.67 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $1,000,000.00 less applicable payroll withholdings and taxes. Your new salary is inclusive of your 2017 merit increase and will be reviewed annually, beginning in March of 2018.

Annual Incentive Opportunity
You will continue to be eligible to earn an annual incentive as a participant in the Dean Foods’ Corporate Short-Term Incentive (STI) Plan. For 2017, your target amount is equal to 125% of your base salary. The financial component of your STI will continue to be driven by certain financial targets as well as your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

Annual Long Term Incentive Compensation
You will continue to be eligible for consideration for future Long Term Incentive (LTI) grants under the Dean Foods’ Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Compensation Committee of the Dean Foods’ Board of Directors.

Executive Deferred Compensation Plan
You will continue to be eligible to participate in the Dean Foods’ Executive Deferred Compensation Plan. The plan provides eligible executives with an additional opportunity to defer compensation on a pre-tax basis within a non-qualified plan framework.

Paid Time Off (PTO)
You will continue to be eligible for the same number of PTO days that you currently receive. Unused PTO is not carried forward from year to year unless state law requires.

Benefits Plan
You will continue to be eligible to participate in the Dean Foods’ SmartChoice Benefits program and the Dean Foods 401(k) Plan.

Supplemental Executive Retirement Plan
You will continue to be covered by the Dean Foods’ Supplemental Executive Retirement Plan (SERP) under the plan rules. The SERP is a non-qualified retirement plan that provides an annual Company contribution to executives whose 401(k) eligible compensation exceeds the annual IRS-mandated limit.

Financial Counseling
As Chief Executive Officer, you will continue to be eligible to receive a reimbursement of up to $14,000 net per year (grossed up for taxes) for any financial planning activities, including tax preparation, you have engaged in during the calendar year.

Executive Physical
You will continue to be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas.

Insider Trading
As an Executive Officer, you will continue to be subject to the Company’s Insider Trading Policy, including all preclearance and reporting requirements applicable to both you and certain of your family members and affiliates.

Change-In-Control Provisions
You will continue to be covered by your signed Change in Control agreement, which you previously executed in your former position as an Executive Officer of Dean Foods.

Executive Severance
You will continue to be covered by the Dean Foods’ Executive Severance Pay Plan (“Severance Plan”).

Employment Status
You will continue to be required to comply with the Dean Foods’ Code of Ethics as a condition of employment. Your employment is on an at-will basis.
Conclusion
Ralph, we are very pleased with your achievements thus far and look forward to your future contributions to Dean Foods. The Board is very confident that with your experience, skills, vision and standards, you will continue to make significant contributions to Dean Foods in the years to come.

Best regards,

/S/ JIM TURNER
Jim Turner

Chairman of the Board

Agreed and accepted:

/S/ RALPH SCOZZAFAVA
Ralph Scozzafava

8-31-16
Date

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